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                                     EXHIBIT 11.1
                              SOLIGEN TECHNOLOGIES, INC.

                   STATEMENT RE:  COMPUTATION OF NET LOSS PER SHARE


                                 THREE MONTHS ENDED       TWELVE MONTHS ENDED
                                 ------------------       -------------------


                               3/31/96       3/31/95     3/31/96     3/31/95
                               -------       -------     -------     -------

Revenues (000)                   $  753        $  578    $  2,815     $  1,652

Net Loss (000)                ($  1,079)      ($  451)  ($  2,172)   ($  1,992)

Weighted average number of
shares outstanding           29,738,330    22,789,997  26,559,000   21,352,497

Net Loss per share              ($0.036)      ($0.020)    ($0.082)      ($0.09)




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